Exhibit 10.6
Exhibits A through D to James Conroy Employment Agreement,
dated as of December 13, 2007

EXHIBIT A
CLAIRE’S INC.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
Section 1. Filed previously as Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-148108) by the Company on December 17, 2007.

EXHIBIT B
CLAIRE’S INC.
2400 W. Central Rd.
Hoffman Estates, IL 60192
December 13, 2007
James Conroy
2771 NE 57th Court
Fort Lauderdale, FL 33308
Re: Grant of Stock Options
Dear James:
We are pleased to inform you that you have been granted options to purchase 437,5001 shares of common stock of Claire’s Inc. (the “Company”), the parent company of Claire’s Stores, Inc. As further described below, the options have varying features relating to vesting and are denominated as a “Time Option,” a “Target Performance Option,” and a “Stretch Performance Option.” These options are collectively referred to as the “Options,” and the Target Performance Option and the Stretch Performance Option are collectively referred to as the “Performance Options.” The Time Option and the Performance Options have been granted pursuant to the Company’s Stock Incentive Plan (the “Plan”), a copy of which is attached as Exhibit A, and the Options and underlying Shares are subject in all respects to the provisions of the Plan (including, without limitation, Section 8), except as specifically modified hereby. Capitalized terms not otherwise defined in the text or in paragraph 7 are defined in the Plan.
1.	Time Option: The key terms of the Time Option are as follows:
(a)	Number of Shares. 175,000

(b)	Exercise Price per Share. $10.00

(c)	Vesting. The Time Option will vest and become exercisable in four equal annual installments on December [ ] of each of 2008, 2009, 2010 and 2011, provided that the Time Option will become fully vested and exercisable immediately prior to a Change of Control.
2.	Target Performance Option: The key terms of the Target Performance Option are as follows:
(a)	Number of Shares. 175,000

[1]	total of 1(a), 2(a), and 3(a)

(b)	Exercise Price per Share. $10.00

(c)	Vesting. If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price (the “Target Performance Goal”), then (1) if such Measurement Date is other than the date of a Claire’s Investors Liquidity Event, the Target Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Claire’s Investors Liquidity Event, the Target Performance Option will become fully vested and immediately exercisable at such time.
3.	Stretch Performance Option: The key terms of the Stretch Performance Option are as follows:
(a)	Number of Shares. 87,500

(b)	Exercise Price per Share. $10.00

(c)	Vesting. If on any Measurement Date, the Value Per Share equals or exceeds the Stretch Target Stock Price (the “Stretch Performance Goal”), then (1) if such Measurement Date is other than the date of a Claire’s Investors Liquidity Event, the Stretch Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Claire’s Investors Liquidity Event, the Stretch Performance Option will become fully vested and immediately exercisable at such time.
4.	Termination of the Options. The Options shall terminate pursuant to the provisions of Section 5 of the Plan, provided that Performance Options shall terminate no later than the date of a Claire’s Investors Liquidity Event to the extent the Target Performance Goal or the Stretch Performance Goal, as applicable, is not achieved at such time, or was not previously achieved.

5.	Representations. By accepting this award of Options, you represent to the following, and understand that the Company would not have granted this award to you but for your representations and acknowledgements below.
(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the grant of the Options nor the offer to acquire Shares upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future;

and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares.

(b)	Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) THAT THIS AWARD SHALL NOT CREATE A RIGHT TO FURTHER EMPLOYMENT WITH THE COMPANY OR ITS AFFILIATES AND SHALL NOT INTERFERE WITH THE ABILITY OF THE COMPANY OR ANY OF ITS AFFILIATES TO TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT ANY TIME, AND UPON TERMINATION OF YOUR EMPLOYMENT FOR ANY REASON WHATSOEVER, ANY RIGHTS IN RESPECT OF THE OPTIONS OR THE UNDERLYING SHARES TO WHICH YOU WOULD HAVE BEEN ENTITLED HAD YOUR EMPLOYMENT NOT TERMINATED SHALL LAPSE UPON THE DATE OF TERMINATION UNLESS EXPRESSLY STATED OTHERWISE HEREIN OR THE PLAN, AND YOU SHALL NOT BE ENTITLED TO ANY COMPENSATION IN RESPECT OF LOSS OF ALL OR ANY OF THE OPTIONS OR UNDERLYING SHARES.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 5(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).
6.	Vesting upon Death/Disability. As to the Time Option, as well as the Performance Options where the Target Performance Goal or Stretch Performance Goal, as applicable, had previously been achieved, a portion of each such Option will become vested and exercisable upon termination of your employment with the Company and its Affiliates by reason of your death or Disability, such portion to equal the portion of each such Option that would have vested on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

7.	Definitions. For purposes of this letter:
(a)	“Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

(b)	“Board” means the board of directors of the Company, or any committee thereof duly authorized to act on behalf of the Board.

(c)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(d)	“Change of Control” means:
(i)	any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company;

provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(ii)	after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.
(e)	“Claire’s Investors Liquidity Event” means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which all of the Shares held by all Claire’s Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Claire’s Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Investor Sale” means of sale of Shares by a Claire’s Investor in connection with or following a Qualified Public Offering.

(h)	“Investor Percentage” means the percentage derived by dividing (i) the number of Shares of Common Stock held by all Claire’s Investors immediately following the applicable Investor Sale, by (ii) the number of

Shares held by all Claire’s Investors as of the date hereof (subject to adjustment for stock splits etc.).

(i)	“Fully Diluted Shares” means, on any Measurement Date, the number of Shares outstanding, plus the number of Shares subject to all outstanding options, warrants and rights to acquire Shares, whether or not exercisable.

(j)	“Measurement Date” means (1) prior to a Qualified IPO, the last day of any fiscal quarter, starting with the last day of the eighth full fiscal quarter after May 29, 2007, (2) following a Qualified IPO, each trading day, starting with the 90th trading day following the Qualified IPO, or (3) the date of a Claire’s Investors Liquidity Event, whether before or after a Qualified IPO.

(k)	“Net Equity Value” means (1) 8.5 multiplied by the Company’s consolidated earnings, before interest, income taxes, depreciation and amortization (“EBITDA”) for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of cash, cash equivalents, and the aggregate exercise price of all outstanding options or warrants to purchase Shares, whether or not exercisable, in each case as of the Measurement Date, less (3) all debt and capital leases outstanding as of the Measurement Date. EBITDA, cash and debt shall be determined by the Committee based on the Company’s financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Committee shall deem equitable and appropriate.

(l)	“Permitted Holder” means Apollo.

(m)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(n)	“Related Party” means:
(i)	any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

(o)	“Stretch Target Stock Price” means $10.00, accumulated at an effective annual rate of 32% from May 29, 2007 to the Measurement Date, provided that the Committee shall make such adjustment to the Stretch Target Stock Price as it reasonably determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

(p)	“Subsidiary” means, with respect to any specified Person:
(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(q)	“Target Stock Price” means $10.00, accumulated at an effective annual rate of 22.5% from May 29, 2007 to the Measurement Date, provided that the Committee shall make such adjustment to the Target Stock Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

(r)	“Value Per Share” means (1) prior to a Qualified IPO, the Net Equity Value divided by the Fully Diluted Shares, (2) following a Qualified IPO, the average closing price of a Share for the period of 90 consecutive trading days ending on the Measurement Date, or (3) upon a Claire’s Investors Liquidity Event, the price per Share realized by the Claire’s Investors.

(s)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
8.	Federal Taxes: The Options granted to you are treated as “nonqualified options” for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options. The Company is not making any representations concerning the tax treatment of the Options, and is not responsible for any taxes, interest or penalties you incur in connection with your Options, even if the taxing authorities successfully challenge any position taken by the Company in respect of wage withholding and reporting or otherwise.
We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.
Sincerely,
CLAIRE’S INC.

By:
	Name:	Eugene S. Kahn
	Title:	Chief Executive Officer
Agreed to and Accepted by:

EXHIBIT C
CLAIRE’S INC.
2400 W. Central Rd.
Hoffman Estates, IL 60192
December 13, 2007
James Conroy
2771 NE 57th Court
Fort Lauderdale, FL 33308
Dear James:
We are pleased to inform you that you have been awarded the opportunity to purchase shares of common stock of Claire’s Inc. (the “Company”), the parent company of Claire’s Stores, Inc., and to receive a matching stock award grant on a buy one, get one (“BOGO”) basis, in each case on the terms described below. This opportunity is being made available to you pursuant to the Company’s Stock Incentive Plan (the “Plan”), a copy of which is attached as Exhibit A, and the Shares you purchase (the “Purchased Shares”), the matching option grant (the “BOGO Option”), and any Shares acquired upon exercise of the BOGO Option (the “BOGO Shares”) are subject in all respects to the provisions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.
1.	Opportunity to Purchase Shares. You may purchase Shares at a price per Share of $10.00. You must purchase Shares in increments of 1,000, and the number of Shares you may purchase is limited to 30,000 shares.

2.	Grant of Matching Option: On the date that you complete the purchase of Shares described in paragraph 1 above, you will be granted a BOGO Option relating to the same number of Shares that you purchase under paragraph 1 above at an exercise price per Share of $10.00. The BOGO Option will be immediately exercisable from the date it is granted until the date it expires or otherwise terminates pursuant to Section 4 of the your Option Grant Letter dated December [ ], 2007.

3.	Rights/Restrictions on Shares. The Purchased Shares and the BOGO Shares are subject to the rights and restrictions set forth in Section 8 of the Plan, provided that in addition to the Company’s rights under Section 8(d) of the Plan (Repurchase Right), if you voluntarily resign from employment with the Company and its Affiliates prior to the earlier of December [], 2011 or the date of a Qualified IPO, then the price per Share to be paid by the Company for any BOGO Shares it chooses to repurchase under Section 8(d) of the Plan shall not exceed the price per Share paid by you upon exercise of the BOGO Option, less any distributions paid in respect of such Share.

4.	Representations. By accepting this opportunity to purchase Shares and receive an option award, you represent to the following, and understand that the Company would not have made this opportunity available to you but for your representations and acknowledgements below.
(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the opportunity to purchase Shares, the grant of the BOGO Option nor the offer to acquire Shares upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares.

(b)	Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) THAT THIS AWARD SHALL NOT CREATE A RIGHT TO FURTHER EMPLOYMENT WITH THE COMPANY OR ITS AFFILIATES AND SHALL NOT INTERFERE WITH THE ABILITY OF THE COMPANY OR ITS AFFILIATES TO TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT ANY TIME, AND UPON TERMINATION OF YOUR EMPLOYMENT FOR ANY REASON WHATSOEVER, ANY RIGHTS IN RESPECT OF THE PURCHASED SHARES, THE BOGO OPTION OR THE UNDERLYING SHARES TO WHICH YOU WOULD HAVE BEEN ENTITLED HAD YOUR EMPLOYMENT NOT TERMINATED SHALL LAPSE UPON THE DATE OF TERMINATION UNLESS EXPRESSLY STATED OTHERWISE HEREIN OR THE PLAN, AND YOU SHALL NOT BE ENTITLED TO ANY COMPENSATION IN RESPECT OF LOSS OF ALL OR ANY OF THE PURCHASED SHARES, THE BOGO OPTION OR UNDERLYING SHARES.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 4(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).
5.	Federal Taxes: The BOGO Option is treated as a “nonqualified option” for federal tax purposes, which generally means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. However, if you exercise the BOGO Option prior to the earlier of December [], 2011 or the date of a Qualified IPO, unless you make a “section 83(b) election” within 30 days of exercise, taxes will be deferred until the earlier of December [], 2011 or the date of a Qualified IPO, at which time the value of the Shares at such time over the exercise price paid is income to you, subject to wage-based withholding and reporting. When you sell your Purchased Shares, or your BOGO Shares (assuming an 83(b) election, if applicable, was made), the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time you acquired them is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Purchased Shares, BOGO Option and BOGO Shares. The Company is not making any representations concerning tax consequences, and is not responsible for any taxes, interest or penalties you incur in connection with your Shares or BOGO Option, even if the taxing authorities successfully challenge any position taken by the Company in respect of wage withholding and reporting or otherwise.

6.	Acceptance. In order to accept this offer to purchase Shares, you must countersign below, indicate the number of Shares you desire to purchase in the space indicated immediately above your signature. Return the countersigned copy of this letter, along with a check for the purchase price to Joe DeFalco.
We are excited to give you this opportunity to share in our future success. Please contact Joe DeFalco should you have any questions.
Sincerely,
CLAIRE’S INC.

By:
	Name:	Eugene S. Kahn
	Title:	Chief Executive Officer

Agreed to and Accepted as to ___ Shares by:

Exhibit D
FORM OF RELEASE
          I, James Conroy, the undersigned, agree to accept the compensation, payments, benefits and other consideration provided for in Section 4.3(c) of the employment agreement between me and by and between Claire’s Stores, Inc. (the “Company”) dated as of December 13, 2007 (the “Employment Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my status as a stockholder of the Company and Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act, [add applicable state laws] and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment. Notwithstanding the above, I do not release my right to any right to indemnification I may have as a director, officer or employee pursuant to applicable law and/or the Company’s certificate of incorporation nor do I release any rights to any earned and vested benefits to which I am entitled under the terms of any employee benefit plan maintained by the Company or any of its subsidiaries.
          I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.
          For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.
          For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.
          I understand that I have a period of up to 21 days from my receipt of this Release to review and consider this Release. I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following its execution by delivering a written notice of revocation to the Company, attention General Counsel. I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 21 day period, or revoke my execution of the Release during such 7 day period, I will not be entitled to the compensation, payments, benefits and other consideration provided for in Section 4.3(c) of the Employment Agreement.
I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS

______________________________	___________________________
James Conroy	Date
Sworn to before me this
______day of _________, 20 ___
______________________________
Notary Public